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     This advertisement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made only by the Offer to Purchase dated March 12, 1999 and the related Letter of Transmittal that are being mailed to holders of Common Stock of Triarc Companies, Inc. and is not being made to, nor will the Company accept tenders from or on behalf of, such holders in any state of the United States or any foreign jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. In those states or foreign jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                             TRIARC COMPANIES, INC.
                                       OF
                   UP TO 5,500,000 SHARES OF ITS COMMON STOCK

     Triarc Companies, Inc., a Delaware corporation (the 'Company'), invites its stockholders to tender shares of its Class A Common Stock, par value $.10 per share (the 'Class A Shares'), and shares of its Class B Common Stock, par value $.10 per share (the 'Class B Shares' and together with the Class A Shares, the 'Shares'), at prices not greater than $18.25 nor less than $16.25 per Share, net to the seller in cash, as specified by such stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 12, 1999 and in the related Letter of Transmittal (which together constitute the 'Offer').

     THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,500,000 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (WHICH CONDITION MAY BE WAIVED BY THE COMPANY IN ITS SOLE DISCRETION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN SECTION 6 OF THE OFFER TO PURCHASE.

--------------------------------------------------------------------------------
         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
       AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 13, 1999
             (THE 'EXPIRATION DATE'), UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     Provided that a minimum of 3,500,000 Shares are validly tendered and not withdrawn (which condition may be waived by the Company in its sole discretion), the Company will determine a single per Share price (not greater than $18.25 nor less than $16.25 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the 'Purchase Price'), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 5,500,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $18.25 nor less than $16.25 per Share) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right to extend the Offer at any time or from time to time by oral or written notice to Harris Trust and Savings Bank (the 'Depositary'), in which event the term 'Expiration Date' shall mean the latest time and date to which the Offer is so extended. Upon the terms and subject to the conditions of the Offer, if more than 5,500,000 Shares have been validly tendered at or


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below the Purchase Price and not withdrawn prior to the Expiration Date, the
Company will purchase validly tendered Shares in the following order of priority:

          (i) first, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on March 10, 1999 and on the Expiration Date who:

             (a) validly tenders all of such Shares beneficially owned by such stockholder (partial tenders will not qualify for this preference); and

             (b) completes the box captioned 'Odd Lots' on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (ii) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after 12:00 midnight, New York City time on Thursday May 6, 1999. For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of the Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in
Section 3 of the Offer to Purchase.

     The Company will be deemed to have accepted for payment (and thereby purchased) subject to the proration provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of Shares.

     The Company believes that the purchase of the Shares will benefit the Company and its stockholders over the long term by enhancing earnings per Share. The Company also believes that this is an attractive time for the Company to make such purchases, given its financial condition and outlook and current market conditions. Prior to the announcement of the Offer, the Company has been considering a variety of alternatives for the use of excess cash with the goal of enhancing stockholder value. The Board of Directors has determined that the Offer accomplishes this objective in an efficient manner.

     The Company believes that the Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer gives stockholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Class A Shares prior to the announcement of the Offer. The Offer will also allow stockholders who own beneficially an aggregate of fewer than 100 Shares to avoid the payment of brokerage commissions and any applicable odd-lot discount payable on a sale of Shares in a transaction effected on a securities exchange. To the extent the purchase of Shares in the Offer

                                       2


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results in a reduction in the number of stockholders of record, the costs to the
Company for services to stockholders should be reduced.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY OF HIS OR HER SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The information required by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and may be obtained at the expense of the Company from the Information Agent or the Dealer Manager at the addresses set forth below.

                           The Information Agent is:

                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                         (212) 440-9800 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 223-2064

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                            New York, New York 10019
                                 (212) 969-2700

March 12, 1999

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